Exhibit 99.1

Tron Inc. Expands TRX Treasury with $110,000,000 New Investment from Largest Shareholder

●	312.5 Million TRX Tokens Worth $110 Million Added to Treasury
●	Over $220 Million in TRX Holdings
●	Majority Shareholder Increases Total Investment to $210 Million

Winter Park, Florida, September 2, 2025 — Tron Inc. (Nasdaq: TRON) (the “Company”), an innovation leader at the intersection of blockchain, entertainment, and digital assets, today announced the expansion of its TRON (TRX) token treasury holdings to over $220 million.

The increase comes from Bravemorning Limited (“Bravemorning”), which exercised all of its warrants for $110,000,000 to purchase restricted common shares. As a result, 312,500,100 TRX tokens were added to the Company’s treasury portfolio increasing its pro forma shareholders’ equity to over $220,000,000.

This transaction expands Bravemorning’s total equity investment in Tron Inc. to $210 million and places it as the controlling shareholder with 86.6% ownership underscoring its long-term commitment in the Company and shareholder value creation.

“With this additional $110 million investment from our largest shareholder, Tron Inc. has strengthened its position as the largest public holder of TRX tokens. Our over $220 million treasury underscores our confidence in the TRON network and positions us to capture growth in blockchain adoption, digital payments, and Web3 infrastructure,” said Rich Miller, CEO of Tron Inc.

In June 2025, Tron Inc. launched its TRX Treasury Strategy through a Securities Purchase Agreement with Bravemorning, which included a combination of preferred equity shares and warrants that amounted to $210 million in total investments.

About TRON Blockchain

The TRON network is one of the world’s largest blockchain ecosystems, with its position as the dominant settlement layer for stablecoin transactions. As of August 29, 2025, TRON had over 328 million user wallets globally, hosting approximately 82.6 billion in TRC-20 USDT (Tether Stablecoin) accounting for nearly 50% of total USDT circulation globally. In 2024, total USDT settlement reached approximately $5.5 trillion on Tron blockchain. The strong momentum continued with 1H2025 recording over $3.6 trillion, up around 50% from the same period last year.

About Tron Inc.

Tron Inc. (formerly SRM Entertainment, Inc.) is a publicly traded company pioneering blockchain-integrated treasury strategies. As the public company with the largest TRON (TRX) tokens holdings, Tron Inc. is committed to transparency, and the adoption of decentralized finance for long-term value creation. In addition, through its wholly owned subsidiary, the Company designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of the Company’s products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. The products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements include, but are not limited to, statements regarding the Company’s continued expansion into blockchain-powered treasury holdings and long-term vision to build shareholder value through innovation and strategic leadership. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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